Exhibit 11

STATEMENT REGARDING COMPUTATION

OF PER SHARE EARNINGS

SHARES
Basic Weighted Average Shares outstanding for the year ended June 30, 2008	1,867,948

Net income after tax	$1,865,757	=	$ 1.00 per share
Basic shares outstanding	1,867,948

Diluted Weighted Average Shares outstanding for the year ended June 30, 2008	1,891,138

Net income after tax	$1,865,757	=	$ 0.99 per share
Diluted shares outstanding	1,891,138

Note: Basic earnings per common share are computed as earnings divided by weighted average basic shares outstanding. Diluted shares outstanding includes the difference between 94,000 stock options outstanding at June 30, 2008 less 70,811 shares that could be purchased using the option exercise proceeds should all stock options be exercised, weighted for the period these options were outstanding. Diluted shares outstanding also include those options that were exercised during fiscal 2008 (if any), weighted for the period before they were exercised. The total dilutive shares outstanding related to stock options were 23,190. When a loss occurs, diluted earnings per common share and basic earnings per common share are the same.